Exhibit 10.13

AMENDMENT TO THE

Investar Bank

SPLIT-DOLLAR LIFE INSURANCE AGREEMENT

THIS AMENDMENT, effective as of the October 19, 2022 by and between Investar Bank (the " Bank"), and Christopher L. Hufft (the "Executive" ), shall effectively amend the Investar Bank Split-Dollar Life Insurance Agreement (the "Agreement ") as set forth herein. The Bank and the Executive hereby adopt the following amendments:

10.1 Insured's Death Benefit. The Insured's Death Benefit shall mean, upon the death of the Insured while this Agreement is in force, the Insured ' s beneficiary shall be entitled to an amount of aggregate Policy death proceeds equal to one hundred million five hundred thousand ($1,500,000.00) limited to one hundred percent (100%) of the Net Amount at Risk insurance portion of the proceeds. For purposes of this Agreement, "Net Amount at Risk" will mean the difference between the total death proceeds payable under the Policies less the aggregate cash value of the Policies measured as of the date giving rise to the need for such calculation. The receipt of this amount by the beneficiary shall constitute satisfaction of the Insured 's rights under this Agreement.

11.1	This Agreement shall terminate upon the occurrence of any one of the following:

(1)	The total cessation of the business of the bank

(2)	The bankruptcy, receivership or dissolution of the Bank;

(3)    While the Insured is living by written notice thereof by either the Bank or the Insured to the other;

(4)	Surrender, lapse, or other termination of the Policies by the Bank; or

(5)	Upon distribution of the death benefit proceeds in accordance with Article X.

Upon the termination of this Agreement, the Bartle may make such disposition of the Policies as it determines to be appropriate. Insured will no rights in such Policies or the death benefit proceeds thereof, if this Agreement is terminated.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 1st day of November 2022.

EXECUTIVE

/s/ Christopher L. Hufft
Christopher L. Hufft

INVESTAR BANK

/s/ John J. D’Angelo
John J. D’Angelo
President and Chief Executive Officer